  EXHIBIT 99.1

Smith-Midland Announces Receipt of  Nasdaq Letter

MIDLAND, VA – June 3, 2026 – Smith-Midland Corporation (NASDAQ: SMID) (the “Company”), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced it received a letter from Nasdaq, dated May 29, 2026, indicating it was not in compliance with Nasdaq listing rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission. The required filing in question is the Company’s Quarterly Report on Form 10-Q (“10-Q”) for the quarter ended March 31, 2026.

The Notice has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market.

As previously disclosed on the Company's Form 12b-25 filed with the SEC on May 14, 2026, the delay in filing the 10-Q is related to the Company experiencing changes in its internal accounting personnel resulting from the unanticipated resignation of a key accounting staff member, which disrupted the Company’s quarter-end close and review process. As a result, additional time is required to complete management’s review procedures and finalize the Company’s financial statements and related disclosures.  The Company has replaced the staff member and is working diligently to complete and file the Quarterly Report as soon as practicable.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the United States Government, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, cyber security risks, general business and economic conditions, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors

 (214) 872-2710

shooser@threepa.com; jbeisler@threepa.com